Exhibit 99.1

BioTelemetry, Inc. Reports Fourth Quarter 2019 Financial Results
Announces Record Quarterly and Full Year Results

Malvern, PA – February 26, 2020 – BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the quarter and year ended December 31, 2019.

Quarter Highlights

•	Recognized quarterly revenue of $112.0 million

•	Reached 8.1% year-over-year quarterly revenue growth

•	Achieved 30th consecutive quarter of year-over-year revenue growth

•	Reported GAAP net income of $1.6 million, or 1.4% of revenue

•	Realized quarterly adjusted EBITDA of $31.7 million, or 28.3% of revenue

•	Received coverage from five new Blue Cross companies for MCT services

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented:
“Our fourth quarter capped off a strong year for BioTelemetry, highlighted by our highest quarterly revenue and adjusted EBITDA in company history. These results came in at the high end of our expectations and marked the 30th consecutive quarter of year-over-year revenue growth. Healthcare services demand remained robust, with revenue growing 9% on a year-over-year basis, driven primarily by our MCT, extended Holter and Geneva services. We also benefited from continued growth in our Research and digital population health businesses.

“2019 was a solid year for BioTelemetry. We began with the acquisitions of Geneva Health Solutions and ADEA Medical, increasing our addressable market by over $1 billion. The Geneva acquisition provides access to the monitoring of implantable devices and ADEA broadens our reach into Europe. We saw top-line growth across all segments, led by Healthcare services, resulting in record revenue for the year. We invested in information technology, research and development and sales resources, which we expect will enhance our operations and drive growth for years to come. Also during 2019, through our “Heart for Hope” corporate give-back program, we proudly funded life-saving heart surgeries and follow-up care for 200 underprivileged children.

“As we look forward to 2020, we will continue to execute on our proven growth strategy, which we expect will deliver double-digit top-line growth and adjusted EBITDA margin expansion. Given the strong fundamentals of our core business, combined with our acquisitions and the newly expanded MCT insurance coverage, we believe BioTelemetry is on track to have another record year.”

Fourth Quarter Financial Results

Revenue for the fourth quarter 2019 was $112.0 million compared to $103.6 million for the fourth quarter 2018, an increase of $8.4 million, or 8.1%.

Gross profit for the fourth quarter 2019 was $69.9 million, or 62.4% of revenue, compared to $63.9 million, or 61.7% of revenue, for the fourth quarter 2018.

On a GAAP basis, net income attributable to BioTelemetry, Inc. for the fourth quarter 2019 was $1.6 million, or $0.04 per diluted share, compared to net income attributable to BioTelemetry, Inc. of $10.4 million, or $0.29 per diluted share, for the fourth quarter 2018. The decline in net income attributable to BioTelemetry, Inc. was primarily due to an increase in general and administrative and sales and marketing expenses resulting from ongoing investment in infrastructure. The decline was also attributable to increases in other charges resulting primarily from our information technology incident, the change in the fair value of acquisition-related contingent consideration, an impairment of our equity method investment and an unfavorable foreign exchange impact.

On an adjusted basis1, net income attributable to BioTelemetry, Inc. for the fourth quarter 2019 was $17.8 million, or $0.48 per diluted share. This compares to adjusted net income attributable to BioTelemetry, Inc. of $20.1 million, or $0.56 per diluted share, for the fourth quarter 2018. Revenue growth is being offset by the impact of the ongoing investments in our sales force and technology. The details regarding adjusted net income are included in the reconciliation tables included in this release.

1 The Company believes that providing non-GAAP financial measures offers a meaningful representation of our performance, as we exclude expenses that are not necessary to support our ongoing business. We also make adjustments to facilitate year over year comparisons. Please refer to our “Reconciliation of GAAP to Non-GAAP Financial Measures” in this release for additional information.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Wednesday, February 26, 2020, at 5:00 PM Eastern Time. The call will be webcast on the investor information page of our website, www.gobio.com/investors/events. The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc. is the leading remote medical technology company focused on delivery of health information to improve quality of life and reduce cost of care. We provide remote cardiac monitoring, centralized core laboratory services for clinical trials, remote blood glucose monitoring and original equipment manufacturing that serves both healthcare and clinical research customers. More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in our future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Examples of forward-looking statements include statements we make regarding the successful execution of our operating plan, our ability to increase demand for our products and services, to grow our market share, to expand in the European market, our expectations regarding revenue trends in our segments, and our growth expectations for 2020. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things: our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business; our ability to educate physicians and continue to obtain prescriptions for our products and services; changes to insurance coverage and reimbursement levels by Medicare and commercial payors for our products and services; our ability to attract and retain talented executive management and sales personnel; the commercialization of new competitive products; impact of the October 2019 information technology incident; our ability to obtain and maintain required regulatory approvals for our products, services and manufacturing facilities; changes in governmental regulations and legislation; adverse regulatory actions; our ability to obtain and maintain adequate protection of our intellectual property; interruptions or delays in the telecommunications systems that we use; our ability to successfully resolve outstanding legal proceedings; and the other factors that are described in “Part I; Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law.

Contact:     BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2019	2018	2019	2018
Revenue	$112,034	$103,603	$439,107	$399,472
Cost of revenue	42,117	39,657	164,833	148,986
Gross profit	69,917	63,946	274,274	250,486
Gross profit %	62.4%	61.7%	62.5%	62.7%

Operating expenses:
General and administrative	32,248	27,951	120,093	109,736
Sales and marketing	12,857	10,314	50,664	42,849
Bad debt expense	5,383	5,311	21,768	22,222
Research and development	3,468	2,755	13,994	11,206
Other charges	7,102	3,036	15,004	14,659
Total operating expenses	61,058	49,367	221,523	200,672

Income from operations	8,859	14,579	52,751	49,814

Other expense:
Interest expense	(2,124)	(2,447)	(9,482)	(9,429)
Loss on equity method investments	(1,047)	(8)	(1,298)	(246)
Other non-operating (expense)/income, net	(430)	822	(2,243)	1,365
Total other expense, net:	(3,601)	(1,633)	(13,023)	(8,310)

Income before income taxes	5,258	12,946	39,728	41,504
(Provision for)/benefit from income taxes	(3,682)	(2,553)	(9,884)	370
Net income	1,576	10,393	29,844	41,874

Net loss attributable to noncontrolling interests	—	—	—	(946)

Net income attributable to BioTelemetry, Inc.	$1,576	$10,393	$29,844	$42,820

Net income per common share attributable to BioTelemetry, Inc.:
Basic	$0.05	$0.31	$0.88	$1.31
Diluted	$0.04	$0.29	$0.82	$1.20

Weighted average number of common shares outstanding:
Basic	34,002	33,363	33,948	32,709
Diluted	36,874	36,197	36,440	35,783

BioTelemetry, Inc.
Condensed Consolidated Balance Sheets

	December 31,
(in thousands)	2019	2018
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$68,614	$80,889
Healthcare accounts receivable, net	71,851	37,754
Other accounts receivable, net	15,625	14,874
Inventory	5,738	7,323
Prepaid expenses and other current assets	6,505	5,820
Total current assets	168,333	146,660

Property and equipment, net	56,380	48,377
Intangible assets, net	129,596	129,653
Goodwill	301,321	238,814
Deferred tax assets	12,626	19,975
Other assets	17,464	3,322
Total assets	$685,720	$586,801

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	24,198	18,157
Accrued liabilities	27,318	24,689
Current portion of finance lease obligations	394	1,652
Current portion of long-term debt	3,844	5,125
Total current liabilities	55,754	49,623

Long-term portion of finance lease obligations	289	117
Long-term debt	190,823	193,424
Other long-term liabilities	71,937	33,152
Total liabilities	318,803	276,316

Total equity	366,917	310,485

Total liabilities and equity	$685,720	$586,801

BioTelemetry, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
Quarterly Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income Per Share

	Three Months Ended
(Unaudited)	December 31, 2019
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.
GAAP	$8,859	$5,258	$1,576	$0.04
Non-GAAP adjustments:
Other charges (a)	7,102	7,102	7,102	0.19
Acquisition amortization (b)	3,727	3,727	3,727	0.10
Other expense adjustments (c)	—	1,382	1,382	0.04
Interest expense on deferred purchase consideration (d)	—	100	100	—
Income tax effect of adjustments (e)	—	—	(3,063)	(0.08)
Impact of NOL utilization (f)	—	—	6,947	0.19
Non-GAAP Adjusted	$19,688	$17,569	$17,771	$0.48

	Three Months Ended
(Unaudited)	December 31, 2018
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.
GAAP	$14,579	$12,946	$10,393	$0.29
Non-GAAP adjustments:
Other charges (a)	3,036	3,036	3,036	0.08
Acquisition amortization (b)	3,267	3,267	3,267	0.09
Income tax effect of adjustments (e)	—	—	(56)	—
Impact of NOL utilization (f)	—	—	3,459	0.10
Non-GAAP Adjusted	$20,882	$19,249	$20,099	$0.56

a.
In the fourth quarter 2019, other charges of $7.1 million were primarily due to $3.0 million of charges related to our October 2019 information technology incident, a $1.5 million unfavorable change in the fair value of acquisition-related contingent consideration, $1.3 million of integration and other expenses related to our acquisitions and $1.2 million of patent litigation and other legal costs. In the fourth quarter 2018, other charges of $3.0 million were primarily due to $2.2 million for integration and restructuring activities related to our acquisitions and $0.8 million for patent and other litigation.

b.
In the fourth quarter 2019 and 2018, we recognized $3.7 million and $3.3 million of expense, respectively, related to the amortization of acquisition-related intangibles assets. We have excluded this amortization of acquisition-related intangible assets from non-GAAP adjusted net income due to the non-operational nature of the expense. This amortization was recorded as a component of general and administrative expense.

c.
In the fourth quarter 2019, we had a non-cash charges for an impairment of our equity method investment of $1.0 million, an unrealized foreign exchange loss of $0.2 million and an impairment of a loan receivable of $0.2 million.

d.	In the fourth quarter 2019, we incurred $0.1 million of interest expense related to a portion of the Geneva Healthcare deferred purchase consideration.

e.	Represents the tax effect of the non-GAAP adjustments at the Company’s annual effective tax rate.

f.
After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the utilization of net operating loss carryforwards had a $6.9 million and a $3.5 million positive impact on the fourth quarter 2019 and 2018, respectively.

BioTelemetry, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
Annual Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income Per Share

	Year Ended
(Unaudited)	December 31, 2019
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.*
GAAP	$52,751	$39,728	$29,844	$0.82
Non-GAAP adjustments:
Other charges (g)	15,004	15,004	15,004	0.41
Acquisition amortization (h)	14,469	14,469	14,469	0.40
Other expense adjustments (i)	—	2,861	2,861	0.08
Interest expense on deferred purchase consideration (j)	—	340	340	0.01
Income tax effect of adjustments (k)	—	—	(8,129)	(0.22)
Impact of NOL utilization (l)	—	—	16,809	0.46
Non-GAAP Adjusted	$82,224	$72,402	$71,198	$1.95
* Total does not add due to rounding

	Year Ended
(Unaudited)	December 31, 2018
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.*
GAAP	$49,814	$41,504	$42,820	$1.20
Non-GAAP adjustments:
Other charges (g)	14,659	14,659	14,659	0.41
Acquisition amortization (h)	13,119	13,119	13,119	0.37
Other expense adjustments, net (i)	—	(748)	(748)	(0.02)
Income tax effect of adjustments (k)	—	—	(241)	(0.01)
(Benefit) of discrete items / NOL utilization (l)	—	—	(161)	—
Non-GAAP Adjusted	$77,592	$68,534	$69,448	$1.94
* Total does not add due to rounding

g.
For the year ended December 31, 2019, other charges of $15.0 million were due primarily to $7.0 million of patent litigation and other legal costs, $4.9 million of integration and other expenses related to our acquisitions, $3.0 million of charges related to our October 2019 information technology incident and $0.4 million for other non-recurring activities, partially offset by a $0.2 million favorable change in the fair value of acquisition-related contingent consideration. For the year ended December 31, 2018, other charges of $14.7 million consisted of $10.1 million for the integration and restructuring activities related to our acquisitions, $2.6 million for patent litigation and other legal costs, a $1.8 million reserve for a note receivable with a bankrupt customer and $1.2 million of other costs primarily related to previous acquisitions, partially offset by a $0.7 million reduction in contingent consideration related to a 2016 acquisition.

h.
For the years ended December 31, 2019 and 2018, we recognized $14.5 million and $13.1 million of expense, respectively, related to the amortization of acquisition-related intangibles assets. We have excluded this amortization of acquisition-related intangible assets from non-GAAP adjusted net income due to the non-operational nature of the expense. This amortization was recorded as a component of general and administrative expense.

i.
For the year ended December 31, 2019, we had a non-cash charges for an unrealized foreign exchange loss of $2.4 million, an impairment of our equity method investment of $1.0 million and an impairment of a loan receivable of $0.2 million, partially offset by a $0.7 million gain associated with the termination of a former LifeWatch foreign pension plan. For the year ended December 31, 2018, we incurred $0.3 million of interest related to a ruling on an arbitration demand filed against LifeWatch prior to the acquisition. This was offset by an unrealized foreign exchange gain of $1.0 million.

j.	For the year ended December 31, 2019, we incurred $0.3 million of interest expense related to a portion of the Geneva Healthcare deferred purchase consideration.

k.	Represents the tax effect of the non-GAAP adjustments at the Company’s annual effective tax rate.

l.
After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the utilization of net operating loss carryforwards had a $16.8 million positive impact on the year ended December 31, 2019. For the year ended December 31, 2018, the Company is excluding a $0.2 million benefit from discrete items.

BioTelemetry, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
Quarterly and Annual Non-GAAP Adjusted EBITDA and EBITDA Margin

(Unaudited)	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2019	2018	2019	2018
Net income attributable to BioTelemetry, Inc. - GAAP	$1,576	$10,393	$29,844	$42,820
Net loss attributable to noncontrolling interest	—	—	—	(946)
Provision for/(benefit from) income taxes	3,682	2,553	9,884	(370)
Total other expense, net	3,601	1,633	13,023	8,310
Other charges	7,102	3,036	15,004	14,659
Depreciation and amortization expense (m)	12,067	9,883	42,575	39,637
Stock compensation expense	3,714	2,983	13,376	9,261
Non-GAAP Adjusted EBITDA	$31,742	$30,481	$123,706	$113,371
GAAP Net income as a percent of revenue	1.4%	10.0%	6.8%	10.7%
Non-GAAP Adjusted EBITDA margin	28.3%	29.4%	28.2%	28.4%

m.
For the three months and year ended December 31, 2019, depreciation and amortization expense excludes $0.4 million of expense related to the write-off of assets as a result of the dissolution of entities acquired as part of the LifeWatch acquisition. Similarly, for the three months and year ended December 31, 2018, we excluded $0.1 million and $0.5 million, respectively. These expenses are included in Other charges.

Quarterly and Annual Non-GAAP Free Cash Flow

(Unaudited)	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2019	2018	2019	2018
Cash provided by operating activities	$14,948	$28,459	$67,550	$72,746
Capital expenditures	(7,021)	(7,139)	(30,707)	(24,637)
Non-GAAP Free Cash Flow	$7,927	$21,320	$36,843	$48,109

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”). These Non-GAAP financial measures include adjusted income from operations, adjusted income before income taxes, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc., adjusted EBITDA and free cash flow. In accordance with Regulation G of the Securities and Exchange Commission, we have provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures. They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into our ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results. Management uses these Non-GAAP financial measures to assess the financial health of our ongoing operating performance. Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income attributable to BioTelemetry, Inc. for the fourth quarter 2019 excludes other charges of $7.1 million, $3.7 million of amortization expense related to our acquisition-related intangible assets, $1.4 million of unrealized foreign currency loss, loss on equity method investment and loan impairments, $0.1 million of interest expense related to a portion of the Geneva Healthcare contingent consideration, the tax effect of these adjustments, as well as the impact from the utilization of our net operating loss carryforwards. Adjusted net income attributable to BioTelemetry, Inc. for the fourth quarter 2018 excludes other charges of $3.0 million, $3.3 million of amortization expense related to LifeWatch intangibles, the tax effect of these adjustments, as well as the impact from the utilization of our net operating loss carryforwards. By excluding expenses that are considered unnecessary to support the ongoing business, are nonrecurring in nature or which limit year over year comparability, we believe these Non-GAAP financial measures offer a meaningful representation of our ongoing operating performance. Included in these excluded items are transaction related expenses, primarily legal and professional fees, integration related expenses, primarily severance, legal fees related to patent litigation, amortization of intangibles from the LifeWatch and Geneva Healthcare acquisitions, costs related to the October information technology incident, costs related to restructuring programs aimed at streamlining operations and reducing future expense, as well as other one-time items. These excluded charges are not part of the ongoing operations, and therefore, not reflective of our core operations. We view patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for us. We commenced patent litigation proceedings after we uncovered specific evidence of four distinct cases of misappropriation and infringement. We can choose to resolve the outstanding matters and terminate the expense at any time. We also included the income tax effect of these adjustments.

In addition to adjusted income from operations, adjusted income before income taxes, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc. and free cash flow, we also present adjusted EBITDA. This Non-GAAP financial measure excludes loss from noncontrolling interest, income taxes, total other expense, net, other charges, depreciation and amortization and stock compensation expense. EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies. Adjusting our EBITDA for other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations. In addition, we also add back stock-based compensation expense because it is non-cash in nature. Other companies in our industry may calculate adjusted EBITDA in a different manner.